EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

The registrant has the following subsidiaries:

Name	Jurisdiction of Formation

Alfredo Holdings, Ltd.	Cayman Islands

Li3 Energy Peru SRL	Peru

Minera Li Energy SPA	Chile

Noto Energy S.A.	Argentina

Pacific Road Mining Chile, SA	Chile

Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga	Chile